Exhibit 99.1

QURATE RETAIL, INC. REPORTS

FOURTH QUARTER AND YEAR END 2022 FINANCIAL RESULTS

Englewood, Colorado, March 1, 2023 – Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB, QRTEP) today reported fourth quarter and year end 2022 results(1).

“2022 was a challenging year for the company. We faced downstream impacts from the December 2021 fire at our Rocky Mount fulfillment center throughout the year, while also experiencing macro pressure that impacted consumer demand,” said David Rawlinson, President and CEO of Qurate Retail. “We have taken action to strengthen the balance sheet, improve execution and aggressively cut costs, including meaningfully reducing excess inventory and undergoing a structural reorganization. These efforts are part of a multi-year strategic plan for financial and operating improvement that will begin to materialize in the coming quarters. Today, we announced Bill Wafford as Chief Financial Officer of Qurate Retail Group and have the management team in place to execute. We believe we are entering 2023 in a healthier position with operating discipline to achieve our financial targets.”

Fourth quarter and full year 2022 operating results:

●Total Qurate Retail revenue decreased 13% to $3.5 billion in Q4, and decreased 14% to $12.1 billion in full year
●In constant currency(2) revenue decreased 10% in Q4 and 11% in full year
●eCommerce revenue decreased 14% to $2.3 billion or 64% of total revenue in Q4, and decreased 14% to $7.6 billion or 62% of total revenue in full year
●Qurate Retail reported diluted EPS of $(0.13) in Q4 and $(6.83) in full year
●Adjusted diluted EPS(3) of $(0.05) in Q4 and $0.15 in full year
●QxH revenue decreased 11% in Q4 and full year
●QVC International revenue decreased 18% in Q4 and full year
●In constant currency, revenue decreased 4% in Q4 and 6% in full year
●Cornerstone revenue decreased 3% in Q4 and increased 6% in full year
●Zulily revenue decreased 28% in Q4 and 38% in full year

Corporate updates:

●	Announced Bill Wafford joining as Qurate Retail Group Chief Financial Officer effective March 20th
o	Formerly CFO of Everlane, JCPenney, Vitamin Shoppe; 25 years of experience in corporate finance, management consulting and executive leadership
●	Closed sale and leaseback of UK and German fulfillment centers in January 2023 for proceeds of $182 million

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months and year ended December 31, 2022 to the same periods in 2021.

FOURTH QUARTER 2022 FINANCIAL RESULTS

(amounts in millions)	4Q21	4Q22	% Change	% Change Constant Currency(a)
Revenue
QxH	$2,539	$2,258	(11)%
QVC International	813	666	(18)%	(4)%
Cornerstone	357	348	(3)%
Zulily	351	254	(28)%
Intersegment eliminations	(1)	—	NM
Total Qurate Retail Revenue	$4,059	$3,526	(13)%	(10)%

Operating Income (Loss)
QxH(b)	$247	$28	(89)%
QVC International	141	85	(40)%	(27)%
Cornerstone	27	(14)	NM
Zulily(c)	(396)	(47)	88%
Unallocated corporate cost	(12)	(10)	17%
Total Qurate Retail Operating Income (Loss)	$7	$42	NM	NM

Adjusted OIBDA (Loss)
QxH	$374	$150	(60)%
QVC International	160	97	(39)%	(26)%
Cornerstone	34	(7)	NM
Zulily	(10)	(36)	(260)%
Unallocated corporate cost	(8)	(7)	13%
Total Qurate Retail Adjusted OIBDA (Loss)	$550	$197	(64)%	(60)%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	In the fourth quarter of 2021, QxH incurred $21 million of costs related to the fire at its Rocky Mount, NC fulfillment center. In the fourth quarter of 2022, QxH incurred $29 million of restructuring and fire related costs, net of recoveries. These charges are included in operating income and excluded from Adjusted OIBDA. See reconciling schedule 2.
c)	In the fourth quarter of 2021, Zulily incurred a $363 million non-cash impairment charge related to its tradename and goodwill. In the fourth quarter of 2022, Zulily recorded $2 million in restructuring charges. These charges are included in operating income and excluded from Adjusted OIBDA. See reconciling schedule 2.

FULL YEAR 2022 FINANCIAL RESULTS

(amounts in millions)	2021	2022	% Change	% Change Constant Currency(a)
Revenue
QxH	$8,277	$7,359	(11)%
QVC International	3,077	2,528	(18)%	(6)%
Cornerstone	1,238	1,313	6%
Zulily	1,453	906	(38)%
Intersegment eliminations	(1)	—	NM
Total Qurate Retail Revenue	$14,044	$12,106	(14)%	(11)%

Operating Income (Loss)
QxH(b)	$1,018	$(1,820)	NM
QVC International	489	306	(37)%	(28)%
Cornerstone	108	48	(56)%
Zulily(c)	(469)	(539)	(15)%
Unallocated corporate cost	(59)	(36)	39%
Total Qurate Retail Operating Income (Loss)	$1,087	$(2,041)	NM	NM

Adjusted OIBDA (Loss)
QxH	$1,439	$750	(48)%
QVC International	562	358	(36)%	(27)%
Cornerstone	137	78	(43)%
Zulily	(12)	(97)	(708)%
Unallocated corporate cost	(46)	(25)	46%
Total Qurate Retail Adjusted OIBDA (Loss)	$2,080	$1,064	(49)%	(46)%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	For the year ended December 31, 2021, QxH incurred $21 million of costs related to the fire at its Rocky Mount, NC fulfillment center. For the year ended December 31, 2022, QxH incurred (i) a $2.7 billion non-cash impairment charge related to goodwill and the HSN tradename, (ii) $520 million of gains related to the sale and leaseback of six US properties and (iii) a $10 million net gain related to restructuring and fire related costs, net of recoveries. These items are included in operating income and excluded from Adjusted OIBDA. See reconciling schedule 2.
c)	For the year ended December 31, 2021, Zulily incurred a $363 million non-cash impairment charge related to its tradename and goodwill. For the year ended December 31, 2022, Zulily recorded (i) a $366 million non-cash impairment charge related to its tradename and goodwill and (ii) $13 million in restructuring charges. These items are included in operating income and excluded from Adjusted OIBDA.

FOURTH QUARTER AND FULL YEAR 2022 NET INCOME AND ADJUSTED NET INCOME(3)

(amounts in millions)	4Q21	4Q22	2021	2022
Net income (loss)	$(215)	$(51)	$340	$(2,594)
Adjusted net income (loss)(a)	$160	$(18)	$716	$58

Basic weighted average shares outstanding ("WASO")	389	381	403	380
Potentially dilutive shares	11	1	12	3
Diluted WASO	400	382	415	383

GAAP EPS(b)	$(0.54)	$(0.13)	$0.82	$(6.83)
Adjusted EPS(a)	$0.40	$(0.05)	$1.73	$0.15

a)	See reconciling schedule 3.
b)	Represents diluted net income per share attributable to Series A and Series B common stockholders as presented in Qurate Retail’s financial statements.

QxH

QxH revenue declined in the fourth quarter and full year, primarily reflecting an impact on demand of supply chain constraints in the first half of 2022 and inventory and receipt management in the second half of 2022, as well as downstream impacts from the December 2021 fire at its Rocky Mount, NC fulfillment center, weakened consumer sentiment due to macro-economic factors and a decrease in shipping and handling revenue in both periods. Units shipped decreased 9% in both periods. Average selling price declined 3% in the fourth quarter and 2% in the full year, reflecting inventory reduction actions in the second half of 2022 and a mix shift away from higher price point home and electronic categories in the first half of 2022. QxH reported declines in all categories for the quarter and full year.

During 2022, QVC, Inc. (“QVC”) took actions to reduce inventory and planned a workforce reduction that takes effect in 2023. QVC recorded restructuring charges of $24 million at its QxH operating segment related to severance, which is included in Restructuring and fire related costs, net of (recoveries) in the consolidated statement of operations during the year ended December 31, 2022.

Operating loss for the full year 2022 was primarily driven by a $2.7 billion non-cash impairment charge related to QxH goodwill and the HSN tradename, partially offset by $520 million of gains related to the sale and leaseback transactions. Operating income in the fourth quarter of 2022 was impacted by $24 million of costs related to workforce reductions, described above. Adjusted OIBDA margin(3) decreased in the fourth quarter and full year primarily due to lower product margins reflecting inventory reduction and promotions, higher administrative expense, deleverage of fulfillment (freight and warehouse) costs, and higher marketing and commission expenses.

QVC completed sale and leaseback transactions for six US properties in 2022. The annual rent expense impacting Adjusted OIBDA from these transactions was $23 million in 2022 and is expected to average approximately $47 million in future years.

QVC International

For the quarter and full year, US Dollar denominated results were negatively affected by exchange rate fluctuations. For the fourth quarter, the US Dollar strengthened 19% versus the Japanese Yen, 13% against the British Pound and 11% versus the Euro. For the full year, the US Dollar strengthened 16% versus the Yen, 11% against the Euro and 10% versus the Pound. The financial metrics presented in this press release also provide a comparison of the percentage change in QVC International’s results in constant currency (where applicable) to the comparable figures calculated in accordance with US GAAP for the fourth quarter and full year 2022.

QVC International’s constant currency revenue declined in the fourth quarter and full year primarily due to a 6% decline in units shipped in each period, reflecting weakened consumer sentiment driven primarily by inflation in Europe, as well as a decrease in shipping and handling revenue. This pressure was partially offset by growth in Japan in both periods. For the fourth quarter and full year, QVC International reported constant currency declines in all categories except apparel.

For the fourth quarter and full year, operating income and Adjusted OIBDA margin decreased primarily due to lower product margins reflecting inventory reduction actions, as well as deleverage of administrative, fulfillment and commission expenses.

The average annual expense impacting Adjusted OIBDA from the sale and leaseback transactions for the UK and German properties completed in January 2023 is expected to be approximately $16 million based on exchange rates as of December 31, 2022.

Cornerstone

Cornerstone revenue declined modestly in the fourth quarter, reflecting softness in certain home categories such as outdoor furniture and seasonal Halloween products, as well as in women’s apparel. These pressures were partially offset by record fourth quarter revenue at Ballard Designs primarily on strength in bedding, dining and kitchen, fabrics and lighting. For the full year, Cornerstone generated record revenue at each of its brands. This is primarily due to strong growth in its home brands (Frontgate, Ballard Designs, and Grandin Road) and demand for textiles at Garnet Hill.

For the fourth quarter and full year, operating income and Adjusted OIBDA margin decreased primarily due to higher logistics costs.

Zulily

Zulily revenue declined in the fourth quarter primarily due to lower unit volume and a reduction in the rate charged for shipping and handling, as well as reduced traffic on the site driven by marketing inefficiencies experienced during the year. These pressures were partially offset by increased sales from national brand product, with improved availability in the fourth quarter. For the full year, Zulily revenue decreased primarily due to lower availability of national brand product and a pullback in marketing spend due to cost inflation and increased inefficiencies in marketing, as well as lower shipping and handling revenue.

In the first quarter of 2022, Zulily began to execute a series of transformation initiatives, beginning with the announcement of the closure of its fulfillment center in Bethlehem, Pennsylvania, and a reduction in its corporate workforce. These initiatives are consistent with Zulily’s strategy to operate more efficiently as it implements its turnaround plan, and Zulily expects to incur additional expenses related to these transformation initiatives in future periods. Zulily recorded $13 million of restructuring charges during the year ended December 31, 2022, approximately $9 million of which related to its regional office space strategy and expenses associated with the Pennsylvania facility closure, and approximately $4 million of which related to a reduction in corporate workforce.

Operating loss in the fourth quarter benefited from favorable comparisons against a $363 million non-cash impairment charge related to Zulily’s tradename and goodwill incurred in the fourth quarter of 2021. For the full year, Zulily’s increased operating loss primarily reflects weakened operating performance. Adjusted OIBDA margin decreased for the fourth quarter primarily due to lower product margins, increased shipping and handling promotions, higher marketing expenses and fixed cost deleverage, partially offset by lower fulfillment expenses. For the full year, Adjusted OIBDA margin decreased primarily due to deleverage of fixed costs and fulfillment expenses, as well as lower product margins.

FOURTH QUARTER 2022 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	4Q21	4Q22	% Change		% Change Constant Currency(a)
QxH
Cost of Goods Sold % of Revenue	68.6%	72.9%	430	bps
Operating Income Margin (%)(b)	9.7%	1.2%	(850)	bps
Adjusted OIBDA Margin (%)(b)	14.7%	6.6%	(810)	bps
Average Selling Price	$55.34	$53.95	(3)%
Units Sold			(9)%
Return Rate(c)	13.1%	12.0%	(110)	bps
eCommerce Revenue(d)	$1,598	$1,413	(12)%
eCommerce % of Total Revenue	62.9%	62.6%	(30)	bps
Mobile % of eCommerce Revenue(e)	67.0%	67.9%	90	bps

QVC – International
Cost of Goods Sold % of Revenue	61.1%	64.0%	290	bps
Operating Income Margin (%)	17.3%	12.8%	(450)	bps
Adjusted OIBDA Margin (%)	19.7%	14.6%	(510)	bps
Average Selling Price			(13)%		3%
Units Sold			(6)%
Return Rate(c)	18.0%	18.6%	60	bps
eCommerce Revenue(d)	$402	$326	(19)%		(8)%
eCommerce % of Total Revenue	49.4%	48.9%	(50)	bps
Mobile % of eCommerce Revenue(e)	75.1%	70.7%	(440)	bps

Cornerstone
Cost of Goods Sold % of Revenue	59.3%	71.2%	1,190	bps
Operating Income Margin (%)	7.6%	(4.0)%	NM
Adjusted OIBDA Margin (%)	9.5%	(2.0)%	NM
eCommerce Revenue(d)	$274	$273	—
eCommerce % of Total Revenue	76.8%	78.4%	160	bps

Zulily
Cost of Goods Sold % of Revenue	78.9%	84.3%	540	bps
Operating Income Margin (%)(f)	(112.8)%	(18.5)%	NM
Adjusted OIBDA Margin (%)(f)	(2.8)%	(14.2)%	(1,140)	bps
Mobile % of Total Orders	75.2%	73.8%	(140)	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	In the fourth quarter of 2021, QxH incurred $21 million of costs related to the fire at its Rocky Mount, NC fulfillment center. In the fourth quarter of 2022, QxH incurred $29 million of restructuring and fire related costs, net of recoveries. These charges are included in operating income and excluded from Adjusted OIBDA. See reconciling schedule 2.
c)	Measured as returned sales over gross shipped sales in US Dollars.
d)	Based on net revenue.
e)	Based on gross US dollar orders.
f)	In the fourth quarter of 2021, Zulily incurred a $363 million non-cash impairment charge related to its tradename and goodwill. In the fourth quarter of 2022, Zulily recorded $2 million in restructuring charges. These charges are included in operating income and excluded from Adjusted OIBDA. See reconciling schedule 2.

FULL YEAR 2022 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	2021	2022	% Change		% Change Constant Currency(a)
QxH
Cost of Goods Sold % of Revenue(b)	66.0%	69.7%	370	bps
Operating Income Margin (%)(c)	12.3%	(24.7)%	NM
Adjusted OIBDA Margin (%)(c)	17.4%	10.2%	(720)	bps
Average Selling Price	$52.70	$51.74	(2)%
Units Sold			(9)%
Return Rate(d)	14.1%	14.0%	(10)	bps
eCommerce Revenue(e)	$5,003	$4,450	(11)%
eCommerce % of Total Revenue	60.4%	60.5%	10	bps
Mobile % of eCommerce Revenue(f)	66.4%	67.1%	70	bps
LTM Total Customers(g)	10.4	8.9	(14)%

QVC – International
Cost of Goods Sold % of Revenue	61.8%	64.1%	230	bps
Operating Income Margin (%)	15.9%	12.1%	(380)	bps
Adjusted OIBDA Margin (%)	18.3%	14.2%	(410)	bps
Average Selling Price			(11)%		2%
Units Sold			(6)%
Return Rate(d)	18.1%	18.8%	70	bps
eCommerce Revenue(e)	$1,458	$1,202	(18)%		(3)%
eCommerce % of Total Revenue	47.4%	47.5%	10	bps
Mobile % of eCommerce Revenue(f)	73.4%	70.8%	(260)	bps
LTM Total Customers(g)	4.7	4.3	(9)%

Cornerstone
Cost of Goods Sold % of Revenue	59.3%	64.7%	540	bps
Operating Income Margin (%)	8.7%	3.7%	(500)	bps
Adjusted OIBDA Margin (%)	11.1%	5.9%	(520)	bps
eCommerce Revenue(e)	$915	$994	9%
eCommerce % of Total Revenue	73.9%	75.7%	180	bps
			`
Zulily
Cost of Goods Sold % of Revenue	77.6%	79.6%	200	bps
Operating Income Margin (%)(h)	(32.3)%	(59.5)%	NM
Adjusted OIBDA Margin (%)(h)	(0.8)%	(10.7)%	(990)	bps
Mobile % of Total Orders	75.0%	74.7%	(30)	bps
LTM Total Customers(g)	4.6	2.8	(39)%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Excludes $95 million in write-down costs related to inventory remaining at its Rocky Mount, NC fulfillment center included in cost of goods sold for the twelve months ended December 31, 2022.
c)	For the year ended December 31, 2021, QxH incurred $21 million of costs related to the fire at its Rocky Mount, NC fulfillment center. For the year ended December 31, 2022, QxH incurred (i) a $2.7 billion non-cash impairment charge related to goodwill and the HSN tradename, (ii) $520 million of gains related to the sale and leaseback of six US properties and (iii) a $10 million net gain related to restructuring and fire related costs, net of recoveries. These items are included in operating income and excluded from Adjusted OIBDA. See reconciling schedule 2.
d)	Measured as returned sales over gross shipped sales in US Dollars.
e)	Based on net revenue.
f)	Based on gross US Dollar orders.
g)	LTM: Last twelve months.
h)	For the year ended December 31, 2021, Zulily incurred a $363 million non-cash impairment charge related to its tradename and goodwill. For the year ended December 31, 2022, Zulily recorded (i) a $366 million non-cash impairment charge related to its tradename and goodwill and (ii) $13 million in restructuring charges. These items are included in operating income and excluded from Adjusted OIBDA.

Capital Returns

There were no repurchases of Qurate Retail’s Series A common stock (Nasdaq: QRTEA) from November 1, 2022 through January 31, 2023. The remaining repurchase authorization for Qurate Retail is approximately $492 million as of February 1, 2023.

FOOTNOTES

1)	Qurate Retail will discuss these highlights and other matters on Qurate Retail’s earnings conference call that will begin at 8:30 a.m. (E.T.) on March 1, 2023. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.
3)	For definitions and applicable reconciliations of Adjusted OIBDA, Adjusted OIBDA margin, adjusted net income and adjusted diluted EPS, see the accompanying schedules.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	9/30/2022	12/31/2022
Cash and cash equivalents (GAAP)	$624	$1,275

Indemnification agreement receivable(a)	$35	$50

Debt:
QVC senior secured notes(b)	$3,914	$3,914
QVC senior secured bank credit facility	545	1,075
Total Qurate Retail Group Debt	$4,459	$4,989

Senior notes(b)	792	792
Senior exchangeable debentures(c)	1,114	1,114
Corporate Level Debentures	1,906	1,906
Total Qurate Retail, Inc. Debt	$6,365	$6,895
Unamortized discount, fair market value adjustment and deferred loan costs	(459)	(542)
Total Qurate Retail, Inc. Debt (GAAP)	$5,906	$6,353

Other Financial Obligations:
Preferred stock(d)	$1,266	$1,266

QVC, Inc. leverage(e)	2.0x	2.8x

a)	Indemnity from Liberty Broadband, pursuant to an indemnification agreement with respect to the 1.75% exchangeable debentures due 2046 (the “LI LLC Charter exchangeable debentures”) issued by Liberty Interactive LLC (“LI LLC”), as described in this press release. LI LLC is a wholly owned subsidiary of Qurate Retail.
b)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
c)	Face amount of Senior Exchangeable Debentures with no adjustment for the fair market value adjustment.
d)	Preferred Stock has an 8% coupon, $100 per share initial liquidation preference plus accrued and unpaid dividends and is non-voting. It is subject to a mandatory redemption on March 15, 2031. The Preferred Stock is considered a liability for GAAP purposes, and is recorded net of capitalized costs.
e)	As defined in QVC, Inc.’s credit agreement. The gains from the leaseback transactions discussed previously are included in operating income and within the covenant calculations under QVC’s bank credit facility. See schedule 1.

Cash at Qurate Retail increased $651 million and total debt increased $530 million in the fourth quarter primarily due to borrowing under QVC’s bank credit facility. Following a series of transactions in the fourth quarter, as of December 31, 2022 there is approximately $875 million of cash and cash equivalents at the corporate level available to service corporate level obligations, including $500 million at Qurate Retail, Inc. and $375 million at LI LLC. There is $357 million of cash and cash equivalents at QVC, Inc. QVC’s bank credit facility has $1.1 billion drawn with incremental availability of approximately $2.15 billion, net of letters of credit. Qurate Retail is in compliance with all debt covenants as of December 31, 2022.

As of December 31, 2022, QVC’s consolidated leverage ratio (as calculated under QVC’s senior secured notes) was greater than 3.5x and as a result QVC is restricted in its ability to make unlimited dividends or other restricted payments. Dividends made by QVC to service the principal and interest of indebtedness of its parent entities as well as payments made by QVC to Qurate Retail under an intercompany tax sharing agreement in respect of certain tax obligations of QVC and its subsidiaries are permitted under the bond indenture and credit agreement.

Qurate Retail benefits from an indemnification agreement with Liberty Broadband with respect to its LI LLC Charter exchangeable debentures. Pursuant to the indemnification agreement, Liberty Broadband will be required to indemnify LI LLC for any payments made to a holder of such debentures that exercises its exchange right on or before the put/call date of October 5, 2023 in excess of the sum of the adjusted principal amount of such debentures plus certain estimated tax benefits to Qurate Retail, if any, resulting from the exchange. LI LLC would be responsible for paying the adjusted principal amount to such holder. This indemnity is supported by a negative pledge in favor of Qurate Retail on 1.0 million reference shares of Class A common stock of Charter held at Liberty Broadband that underlie the LI LLC Charter exchangeable debentures. The indemnification asset on Qurate Retail’s balance sheet is valued based on the estimated exchange feature in the LI LLC Charter exchangeable debentures. As of December 31, 2022, a holder of the LI LLC Charter exchangeable debentures has the ability to put their debentures on October 5, 2023, and accordingly, the indemnification asset is included as a current asset in our balance sheet as of December 31, 2022.

Important Notice: Qurate Retail (Nasdaq: QRTEA, QRTEB, QRTEP) will discuss Qurate Retail’s earnings release on a conference call which will begin at 8:30 a.m. (E.T.) on March 1, 2023. The call can be accessed by dialing (877) 704-4234 or (215) 268-9904, passcode 13735786, at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to https://www.qurateretail.com/investors/news-events/ir-calendar. Links to this press release and replays of the call will also be available on Qurate Retail’s website.

This press release includes certain forward-looking statements, including statements about business strategies and initiatives and their expected benefits, market potential, future financial performance and prospects, free cash flow, insurance recoveries, cost cutting measures, sale and leaseback recoveries, market conditions, the indemnification by Liberty Broadband, future repayment of debt, the continuation of our stock repurchase program and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of COVID-19 or other public health crises), issues impacting the global supply chain and labor market and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Form 10-K, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for Qurate Retail, QVC (and certain of its subsidiaries), Zulily and Cornerstone together with a reconciliation to that entity or such business’s operating income, as determined under GAAP. Qurate Retail defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, transaction related costs (including restructuring, integration and advisory fees), impairments and fire-related costs. Further, this press release includes Adjusted OIBDA margin which is also a non-GAAP financial measure. Qurate Retail defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue.

Qurate Retail believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’s performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because Adjusted OIBDA is used as a measure of operating performance, Qurate Retail views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Qurate Retail's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

In addition, this press release includes references to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, for Qurate Retail. Qurate Retail defines adjusted net income as net income, excluding the impact of acquisition accounting amortization (net of deferred tax benefit), mark to market adjustments on certain public debt and equity securities and other one-time adjustments. Qurate Retail defines adjusted earnings per share as diluted earnings per share plus the diluted per share effects of certain adjustments, net of tax.

Qurate Retail believes adjusted net income and adjusted earnings per share are important indicators of financial performance due to the impact of purchase accounting amortization, mark to market adjustments and other one-time items identified in Schedule 3 below. Because adjusted net income and adjusted earnings per share are used as measures of overall financial performance, Qurate Retail views net income and diluted earnings per share, respectively, as the most directly comparable GAAP measures. Adjusted net income and adjusted earnings per share are not meant to replace or supersede net income, diluted earnings per share or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance. Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for Qurate Retail (Schedule 3).

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for Qurate Retail. Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Qurate Retail believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy and Japan. We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations. Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, Adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of Qurate Retail’s Adjusted OIBDA to its operating income (loss) calculated in accordance with GAAP for the three months ended December 31, 2021, March 31, 2022, June 30, 2022, September 30, 2022 and December 31, 2022 and years ended December 31, 2021 and 2022.

CONSOLIDATED OPERATING INCOME AND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	4Q21	1Q22	2Q22	3Q22	4Q22	2021	2022
Qurate Retail Operating Income (Loss)	$7	$106	$418	$(2,607)	$42	$1,087	$(2,041)
Depreciation and amortization	141	130	134	107	110	537	481
Stock compensation expense	18	15	16	15	14	72	60
Restructuring and fire related costs, net of (recoveries) (including Rocky Mount inventory losses)	21	84	22	(134)	31	21	3
Impairment of intangible assets	363	—	—	3,081	—	363	3,081
(Gains) on sale leaseback transactions(a)	—	—	(243)	(277)	—	—	(520)
Qurate Retail Adjusted OIBDA	$550	$335	$347	$185	$197	$2,080	$1,064

a)	Includes gains on sale related to the modification of the lease that resulted in a sale and leaseback for US GAAP purposes of QVC’s Ontario, CA distribution center and the sale of another immaterial asset in the second quarter of 2022, and the sale and leaseback transactions of five US properties completed in the third quarter of 2022.

SCHEDULE 2

The following table provides a reconciliation of Adjusted OIBDA for QVC, Zulily and Cornerstone to that entity or such businesses’ operating income (loss) calculated in accordance with GAAP for the three months ended December 31, 2021,

March 31, 2022, June 30, 2022, September 30, 2022 and December 31, 2022 and years ended December 31, 2021 and 2022.

SUBSIDIARY ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	4Q21	1Q22	2Q22	3Q22	4Q22	2021	2022

QVC
Operating income (loss)	$388	$130	$442	$(2,199)	$113	$1,507	$(1,514)
Depreciation and amortization	114	109	102	94	96	429	401
Stock compensation	11	8	10	9	9	44	36
Restructuring and fire related costs, net of (recoveries) (including Rocky Mount inventory losses)(a)	21	82	16	(137)	29	21	(10)
(Gains) on sale leaseback transactions	—	—	(243)	(277)	—	—	(520)
Impairment of intangible assets	—	—	—	2,715	—	—	2,715
Adjusted OIBDA	$534	$329	$327	$205	$247	$2,001	$1,108

QxH Adjusted OIBDA	$374	$225	$232	$143	$150	$1,439	$750
QVC International Adjusted OIBDA	$160	$104	$95	$62	$97	$562	$358

Cornerstone
Operating income (loss)	$27	$24	$36	$2	$(14)	$108	$48
Depreciation and amortization	6	6	8	6	7	27	27
Stock compensation	1	1	—	2	—	2	3
Adjusted OIBDA (Loss)	$34	$31	$44	$10	$(7)	$137	$78

Zulily
Operating income (loss)	$(396)	$(38)	$(51)	$(403)	$(47)	$(469)	$(539)
Depreciation and amortization	21	15	24	7	7	81	53
Stock compensation	2	3	3	2	2	13	10
Restructuring charges	—	2	6	3	2	—	13
Impairment of intangible assets	363	—	—	366	—	363	366
Adjusted OIBDA (Loss)	$(10)	$(18)	$(18)	$(25)	$(36)	$(12)	$(97)

a)	For the quarter ended December 31, 2022, QxH incurred (i) $24 million of costs related to workforce reductions, (ii) $7 million of Rocky Mount costs incurred for which QVC previously received insurance proceeds and (iii) the reversal of $2 million of costs related to Rocky Mount that will not be reimbursed by QVC’s insurance policies as a result of a true-up of accounting estimates. For the year ended December 31, 2022, QxH incurred (i) $95 million in write-down costs related to inventory remaining at its Rocky Mount, NC fulfillment center included in cost of goods sold, (ii) a $132 million net gain on insurance proceeds received in excess of losses recognized primarily on inventory, fixed assets and other fire related costs, (iii) $3 million of costs related to Rocky Mount that will not be reimbursed by QVC’s insurance policies and (iv) $24 million of costs related to workforce reductions.

SCHEDULE 3

The following table provides a reconciliation of Qurate Retail’s net income (loss) to its adjusted net income and diluted earnings (loss) per share to adjusted earnings per share, in each case, calculated in accordance with GAAP for the three months ended December 31, 2021, March 31, 2022, June 30, 2022, September 30, 2022 and December 31, 2022 and years ended December 31, 2021 and 2022.

ADJUSTED NET INCOME AND ADJUSTED EPS RECONCILIATION

(amounts in millions)	4Q21	1Q22	2Q22	3Q22	4Q22	2021	2022
Qurate Retail Net Income (Loss) (GAAP)	$(215)	$1	$203	$(2,747)	$(51)	$340	$(2,594)
Purchase accounting amort., net of deferred tax benefit(a)	28	17	17	16	18	106	68
Impairment of intangible assets, net of tax impact	331	—	—	3,004	—	331	3,004
Restructuring and fire related costs, net of (recoveries) and tax impact (including Rocky Mount inventory losses)	16	63	17	(101)	24	16	3
Gains on sale leaseback transactions, net of tax impact	—	—	(185)	(207)	—	—	(392)
Mark-to-market adjustments, net(b)	—	(23)	(5)	6	(9)	(77)	(31)
Adjusted Net Income	$160	$58	$47	$(29)	$(18)	$716	$58

Diluted earnings per share (GAAP)	$(0.54)	$—	$0.53	$(7.21)	$(0.13)	$0.82	$(6.83)
Adjustments, net of tax	0.94	0.15	(0.41)	7.13	0.08	0.91	6.98
Adjusted earnings per share	$0.40	$0.15	$0.12	$(0.08)	$(0.05)	$1.73	$0.15

a)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Qurate Retail’s acquisitions of QVC, HSN, Zulily and Cornerstone, net of book deferred tax benefit.
b)	Add-back includes realized and unrealized gains/losses on financial instruments, net of tax.

SCHEDULE 4

The following table provides certain incremental costs incurred and the insurance receivable balance related to the Rocky Mount fulfillment center fire for the three months ended March 31, 2022, June 30, 2022, September 30, 2022 and December 31, 2022.

DIRECT COSTS RELATED TO ROCKY MOUNT FIRE AND INSURANCE RECEIVABLE BALANCE

(amounts in millions)
Year ended December 31, 2021:
Loss on inventory	$134
Loss on fixed assets	87
Other fire related costs	29
Total	250
Less: Fire related costs not deemed probable to be covered by insurance policies(a)	(21)
Less: Insurance recoveries received	(100)
Insurance receivable balance as of December 31, 2021	$129

Three months ended March 31, 2022:
Other fire related costs(a)	$16
Less: Fire related costs not deemed probable to be covered by insurance policies(b)	(2)
Insurance receivable balance as of March 31, 2022	$143

Three months ended June 30, 2022:
Other fire related costs(a)	$24
Less: Fire related costs not deemed probable to be covered by insurance policies(b)	(1)
Less: Insurance recoveries received	(100)
Insurance receivable balance as of June 30, 2022	$66

Three months ended September 30, 2022:
Other fire related costs	$12
Less: Fire related costs not deemed probable to be covered by insurance policies(b)	(2)
Less: Insurance recoveries received	(180)
Plus: Gain on insurance proceeds received	139
Insurance receivable balance as of September 30, 2022	$35

Three months ended December 31, 2022:
Other fire related costs	$10
Plus: Reversal of fire related costs not deemed probable to be covered by insurance policies(b)	2
Less: Reduction of gain on insurance proceeds received(c)	(7)
Insurance receivable balance as of December 31, 2022	$40

a)	Excludes write-downs related to inventory remaining at the Rocky Mount facility, for which no insurance receivable was recorded. These expenses will be submitted as part of QVC's business interruption insurance claim; however, there can be no assurance that it will be recovered. The inventory write-downs are included in QxH's operating income and excluded from Adjusted OIBDA.
b)	Costs included in QxH's operating income and excluded from Adjusted OIBDA primarily related to personnel costs and legal fees.
c)	During the fourth quarter of 2022, QxH incurred $7 million of costs related to expenses for which QVC previously received insurance proceeds. These costs were recorded as a reduction to the gain on insurance proceeds received.

QURATE RETAIL, INC.

BALANCE SHEET INFORMATION

(unaudited)

	December 31, 2022	December 31, 2021

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,275	587
Trade and other receivables, net	1,394	1,679
Inventory, net	1,346	1,623
Indemnification agreement receivable	50	324
Other current assets	210	235
Total current assets	4,275	4,448
Property and equipment, net	570	1,030
Intangible assets not subject to amortization	6,219	9,377
Intangible assets subject to amortization, net	612	745
Operating lease right-of-use assets	585	351
Other assets, at cost, net of accumulated amortization	310	251
Total assets	$12,571	16,202

Liabilities and Equity
Current liabilities:
Accounts payable	$976	1,429
Accrued liabilities	1,133	1,236
Current portion of debt	828	1,315
Other current liabilities	162	244
Total current liabilities	3,099	4,224
Long-term debt	5,525	5,674
Deferred income tax liabilities	1,440	1,350
Preferred stock	1,266	1,261
Operating lease liabilities	518	303
Other liabilities	198	404
Total liabilities	12,046	13,216
Equity/Attributed net assets (liabilities)	412	2,850
Non-controlling interests in equity of subsidiaries	113	136
Total liabilities and equity	$12,571	16,202

QURATE RETAIL, INC.

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Years ended December 31,
	2022	2021

	amounts in millions
Revenue:
Total revenue, net	$12,106	14,044

Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	8,417	9,231
Operating expense	835	875
Selling, general and administrative, including stock-based compensation	1,945	1,930
Impairment of intangible assets and long-lived assets	3,081	363
Gains on sale leaseback transactions	(520)	—
Restructuring and fire related costs, net of (recoveries)	(92)	21
Depreciation and amortization	481	537
	14,147	12,957
Operating income (loss)	(2,041)	1,087

Other income (expense):
Interest expense	(456)	(468)
Share of earnings (losses) of affiliates, net	(1)	(94)
Realized and unrealized gains (losses) on financial instruments, net	41	99
Gains (losses) on transactions, net	—	10
Tax sharing income (expense) with Liberty Broadband	79	10
Other, net	70	(6)
	(267)	(449)
Earnings (loss) from continuing operations before income taxes	(2,308)	638
Income tax (expense) benefit	(224)	(217)
Net earnings (loss)	(2,532)	421
Less net earnings (loss) attributable to the noncontrolling interests	62	81
Net earnings (loss) attributable to Qurate Retail shareholders	$(2,594)	340

QURATE RETAIL, INC.

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Years ended December 31,
	2022	2021

	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$(2,532)	421
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	481	537
Impairment of intangible assets	3,081	363
Stock-based compensation	60	72
Noncash interest expense	10	10
Share of (earnings) losses of affiliates, net	1	94
Realized and unrealized (gains) losses on financial instruments, net	(41)	(99)
(Gains) losses on sale leaseback transactions	(520)	—
(Gains) losses on transactions, net	—	(10)
Gain on insurance proceeds, net of fire related costs	(132)	—
(Gains) losses on extinguishment of debt	(8)	1
Deferred income tax expense (benefit)	12	(4)
Insurance proceeds received for inventory and operating losses	96	100
Other noncash charges (credits), net	(45)	22
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	124	27
Decrease (increase) in inventory	254	(440)
Decrease (increase) in prepaid expenses and other assets	102	76
(Decrease) increase in trade accounts payable	(446)	147
(Decrease) increase in accrued and other liabilities	(303)	(92)
Net cash provided (used) by operating activities	194	1,225

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions of investments	13	81
Investment in and loans to cost and equity investees	(7)	(202)
Capital expenditures	(268)	(244)
Expenditures for television distribution rights	(45)	(187)
Insurance proceeds for fixed assets	184	—
Proceeds from sale of fixed assets	704	54
Other investing activities, net	20	(3)
Net cash provided (used) by investing activities	601	(501)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	3,029	1,037
Repayments of debt	(3,008)	(594)
Repurchases of Qurate Retail common stock	—	(365)
Withholding taxes on net share settlements of stock-based compensation	(7)	(29)
Payments for issuances of financial instruments	—	(694)
Proceeds from settlements of financial instruments	—	311
Dividends paid to noncontrolling interest	(68)	(60)
Dividends paid to common shareholders	(12)	(503)
Other financing activities, net	(6)	(17)
Net cash provided (used) by financing activities	(72)	(914)
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	(34)	(28)
Net increase (decrease) in cash, cash equivalents and restricted cash	689	(218)
Cash, cash equivalents and restricted cash at beginning of period	596	814
Cash, cash equivalents and restricted cash at end of period	$1,285	596